Exhibit 99.1

Vital Therapies Announces first quarter 2017 Financial Results

SAN DIEGO, May 9, 2017 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of acute forms of liver failure, today announced results for the first quarter ended March 31, 2017.

Key Recent Developments

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Sixty-seven subjects have been enrolled as of May 8 at sites in the United States and Europe in VTL-308, the Company’s phase 3 randomized, controlled, open-label trial, designed to evaluate the ELAD System in subjects with severe alcoholic hepatitis (sAH). There are now 46 sites open for enrollment in VTL-308. The Company expects to report topline data around mid-2018.

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Strengthened the financial condition of the Company through an underwritten public offering in March. The Company sold 10.1 million shares at $4.00 per share in the offering, which closed in March 2017 resulting in proceeds of $37.8 million after underwriting discounts and commissions. The Company believes its current cash position could provide funding through the first quarter of 2019, well past the expected announcement of VTL-308 top-line trial results.

First Quarter 2017 Financial Results

Cash Position

Cash and cash equivalents at March 31, 2017, totaled $86.6 million compared to $60.0 million at December 31, 2016.

Results of Operations

Three Months Ended March 31, 2017

The Company reported a net loss of $12.6 million for the three months ended March 31, 2017, which compared with a net loss of $9.6 million for the same prior year period. This resulted in a net loss of $0.39 per share for the three months ended March 31, 2017, as compared to a net loss of $0.31 per share for the corresponding period in 2016, on both a basic and diluted basis. These per share figures are based on weighted-average common shares outstanding of 32,645,103 shares and 30,563,088 shares, respectively, with the increase in common shares outstanding at March 31, 2017 attributable to shares issued under the Company’s at-the-market sales agreement during 2016 and the Company’s follow-on offering in the first quarter of 2017.

Research and development expenses increased to $9.6 million for the three months ended March 31, 2017 as compared to $6.9 million for the three months ended March 31, 2016. This was primarily due to an increase in clinical trial and related costs in comparison to the prior year period. General and administrative expenses were $3.1 million for the three months ended March 31, 2017 as compared to $2.8 million in the prior year period.

15010 Avenue of Science, Suite 200, San Diego, California, USA 92128
Tel 858.673.6840 • Fax 858-673-6843
www.vitaltherapies.com

Conference Call Details

Vital Therapies will host a conference call to discuss these results and provide a corporate update tomorrow, Wednesday, May 10, at 4:30 PM ET, which will be open to the public. The conference call dial-in numbers are (855) 765-5682 for domestic callers and (919) 825-3204 for international callers. The conference ID number for the call is 14568675. Participants can access the live webcast via a link on the Vital Therapies website in the Investor Relations section under “Events” at: http://ir.vitaltherapies.com/.

For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 14568675.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of acute forms of liver failure. The Company’s ELAD System is an extracorporeal human allogeneic cellular liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning or implying the timing and conduct of our clinical trials or the timing of the release of the results from these trials, or statements regarding our projected cash runway. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, difficulty obtaining or maintaining regulatory approval in the United States or Europe, in particular for a combination product and open-label clinical trials; the timing of incurring costs for activities to support our clinical trials and any applications for marketing approval; whether or when we begin building any significant commercial infrastructure; our limited experience in conducting pivotal clinical trials and significant issues regarding our clinical trials, including, but not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the need to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Annual Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Contact:

Vital Therapies, Inc.
Al Kildani
Vice President, Investor Relations and Business Development
858-673-6840
akildani@vitaltherapies.com

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$ 86,636	$ 59,991
Prepaid expenses and other current assets	1,666	1,472
Property and equipment, net	2,489	2,505
Other assets	156	58
Total assets	$ 90,947	$ 64,026

Accounts payable, accrued expenses and other current liabilities	$ 6,450	$ 5,480
Long-term liabilities	69	100
Stockholders' equity	84,428	58,446
Total liabilities and stockholders' equity	$ 90,947	$ 64,026

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Operating expenses:
Research and development	$ 9,628	$ 6,857
General and administrative	3,059	2,799
Total operating expenses	12,687	9,656
Loss from operations	(12,687)	(9,656)
Other income	85	67
Net loss	$ (12,602)	$ (9,589)

Net loss per share, basic and diluted	$ (0.39)	$ (0.31)

Weighted-average common shares outstanding, basic and diluted	32,645,103	30,563,088

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